Hagerty Insider Trading Policy

Date	12/13/2024

Document Properties
Property	Description
Distribution
Info Classification	Public
Document Owner	Chief Legal Officer
Effective Date	12/13/2024

As a public company, Hagerty, Inc. (“Hagerty” or the “Company”) is required to comply with many federal securities laws and regulations. These laws also extend to directors, officers, and employees of the Company and its subsidiaries. This Insider Trading Policy (the “Policy”) describes the federal and state securities laws you may be subject to and Hagerty’s standards regarding trading, or causing the trading of, Company securities or securities of certain other publicly traded companies while in possession of certain confidential information.
This Policy applies to (collectively, “Covered Persons”): (1) members of Hagerty’s Board of Directors (the “Board”); (2) all officers and employees of Hagerty and its subsidiaries; (3) members of the Board of Directors of Hagerty’s subsidiaries; (4) independent contractors and consultants and any other persons who have access to Material Nonpublic Information (defined below) about the Company and its subsidiaries; and (5) for those listed in (1)-(3) above,
•anyone else who lives in your household whether they are a family member or not, and
•anyone whose securities transactions are directed by you or are subject to your influence or control, as well as trusts or other entities for which you make investment decisions.
This Policy continues to apply to all Covered Persons even after termination of service to or employment with Hagerty for as long as you are in possession of MNPI (defined below). You may not trade in Hagerty securities until such MNPI has become public or is no longer material and may not engage in any other action to take advantage of, or pass on to others, that information.
A violation of this Policy may subject individual(s) to disciplinary action, up to and including employment termination, whether or not the Policy violation results in a violation of law or external proceedings.
1. Purpose
One of the principal purposes of the federal securities laws is to prevent insider trading. Insider trading occurs when a person takes Material Information (defined below) that is not available to the public about the Company, its subsidiaries, suppliers, or others with whom Hagerty does (or may do) business or that may be impacted by such information, and: (1) buys or sells the Company’s stock or other securities while in possession of such Material Nonpublic Information; or (2) shares that information with others outside of Hagerty and those people trade Hagerty’s securities.
Insider trading is illegal and penalties for trading on or communicating Material Nonpublic Information can be severe, both for individuals involved in the unlawful conduct and for the Company.

It is critical that Hagerty and its directors, officers, and employees act with integrity and the highest form of ethical conduct. Given the potential severity of the consequences for engaging in insider trading, compliance with this Policy is mandatory. Throughout this Policy you will be encouraged (and sometimes required) to reach out for guidance if you have any questions about how you treat information or engage in transactions in the Company’s securities. The requirements and procedures outlined here were written to comply with federal securities laws, to help you avoid costly mistakes, and to help Hagerty maintain the trust of our community.
2. Definitions
Below is a list of several common terms that are part of the day-to-day operations of public companies. These terms are important for everyone to understand and are defined below to help provide additional guidance regarding our compliance with federal securities laws and regulations.
Compliance Officer - Hagerty has appointed the Chief Legal Officer, or their designee, as the designated Compliance Officer for this Policy and any other communications and disclosures covered under federal securities laws. The duties of the Compliance Officer, with support from other personnel in Hagerty’s Legal and Compliance department pursuant to the direction of the Compliance Officer, include, but are not limited to, the following:
•Assisting with implementation and enforcement of this Policy;
•Circulating this Policy to all employees and ensuring that this Policy is amended as needed to remain current with insider trading laws;
•Pre-clearing all trading in Company securities for Pre-Clearance Persons (defined below) in accordance with the procedures set forth in Section 5 below;
•Providing approval of any Rule 10b5-1 plans (if applicable) and any Prohibited Transactions (defined below) as detailed below;
•Providing written waivers of this Policy when circumstances dictate; and
•Providing a reporting system with an effective whistleblower protection mechanism.
Exchange Act – The Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Material Information - Under federal securities laws, information is considered material if there is a substantial likelihood that it may influence a reasonable investor’s decision to buy, sell, or hold a security or make a voting decision. This can be either positive or negative information, and it could be from the past, present, or something you know that either could or will happen in the future. Materiality really depends upon the facts and circumstances of individual situations and will always be judged with the benefit of hindsight. Below are some examples of material information:

•Financial results and projections (including the Company’s own expectations regarding its future financial results or how they differ from market expectations);
•Significant mergers, acquisitions, tender offers, joint ventures, or changes in assets or divestitures;
•Major management changes;
•Changes in control;
•Changes in sales, earnings, estimates, or dividends;
•Sales figures and forecasts;
•Significant process or product developments;
•Developments regarding significant litigation, regulatory updates, or government agency investigations;
•Bankruptcies, receiverships, or liquidity problems;
•Significant changes with a supplier, customer, or other collaborator;
•A significant cybersecurity incident;
•Events regarding the Company’s securities (such as defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes in the rights of security holders, or public or private sales of additional securities);
•Important financing transactions; and
•Award or loss of significant contracts.

*Note that this list is merely illustrative and not exhaustive.
Material Nonpublic Information or “MNPI” - Material Information about Hagerty or another company that is Nonpublic Information (defined below).
Nonpublic Information - Any information that has not been publicly and widely released is considered nonpublic for insider trading purposes.
For information to be considered public, it must be made available in a manner that is designed to reach investors generally, such as in a filing by Hagerty with the U.S. Securities and Exchange Commission (the “SEC”), a press release issued by Hagerty, or an announcement of the information in a news publication. A few examples of Nonpublic Information may include information available to a select group of analysts, brokers, or institutional investors, or undisclosed facts that are the subject of rumors, even if the rumors are widely circulated.
Even after Hagerty makes a public disclosure of information about the Company, investors need to be given time to absorb the information, and you must wait at least one full trading day (any day on which the New York Stock Exchange or other national exchange on which the Company’s securities are then traded is open for trading, a “Trading Day”) to pass before you can trade in Company stock. For example, if Hagerty released information in a press release on Monday at 4:00 pm Eastern time, and Tuesday was an open Trading Day, the information would be deemed to be public on Wednesday.

Pre-Clearance Persons - This group is subject to additional regulations and trading restrictions as set forth in Section 5 of this Policy. Pre-Clearance Persons include the following individuals:
•All Section 16 Persons; and
•Hagerty employees specifically designated in Appendix A to this Policy.
Section 16 Person – Members of the Board and officers of Hagerty as defined under Rule 16a-1(f) of the Exchange Act.
Securities - Class A common stock, Class V common stock, and any other securities that Hagerty has or may issue, like options, preferred stock, warrants, notes, bonds, convertible securities, as well as derivative securities relating to any Company security, even if not issued by Hagerty.
3. General Rules and Policy: No Trading or Causing Trading While in Possession of Material Nonpublic Information
The following rules apply to all Covered Persons (which includes all Hagerty employees):
1)Do not trade Hagerty securities while you are in possession of MNPI. A Covered Person may not purchase or sell, or offer to purchase or sell, or have someone else purchase or sell on their behalf, any Hagerty security, regardless of whether it is issued by the Company, while in possession of Material Nonpublic Information about Hagerty. The acquisition of stock under an employee stock purchase plan or employee incentive plan is not subject to this Policy. However, the sale of any stock acquired under these plans is subject to this Policy, and the procedures of the Policy must be followed.

2)Do not give “tips” or otherwise share MNPI with others. A Covered Person who knows of any Material Nonpublic Information about Hagerty may not communicate that information to any other person, i.e., tip them, including family members and friends, or otherwise disclose such information without the Company’s authorization. This includes giving trading advice. For example, making the following statement is not compliant and is illegal: “I am not going to share information with you, but I would sell those shares if I were you.”

3)Do not trade or give “tips” on Material Nonpublic Information of another company. A Covered Person may not purchase or sell any security of another company while in possession of Material Nonpublic Information about or that may impact the value of that company that was obtained in the course of the Covered Person’s involvement with Hagerty. A Covered Person who knows of any such Material Nonpublic Information about another company may not tip any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.

4)Do not assist anyone else engaged in any of the preceding activities in (1) through (3).

5)Covered Persons are generally permitted to purchase and sell Hagerty securities when no Blackout Period is in effect – this is called an “Open Trading Window.” Generally, this means that Covered Persons can purchase or sell Hagerty stock (i.e., trade) during the period that begins when one Blackout Period (defined below) ends until the next Blackout Period begins (unless a Special Blackout Period (also defined below) is instituted). However, no Covered Person may trade at any time if they are in possession of Material Nonpublic Information at the time of the trade.

6)No Covered Person is permitted to trade Hagerty securities during a Blackout Period.

Blackout Periods. All Covered Persons are prohibited from trading in the Company’s securities during the period that begins at the close of the market on the last Trading Day that is two weeks before the end of each fiscal quarter and ends at the close of business on the second Trading Day following the date Hagerty financial results are publicly disclosed and the Company’s Form 10-Q or Form 10-K, as applicable, is filed (such period, a “Blackout Period”).

Other Blackout Periods. From time to time, other types of MNPI regarding Hagerty (such as negotiation of mergers, acquisitions or dispositions, or new product developments) may be pending and not yet publicly disclosed. When this type of information is pending, Hagerty may impose “Special Blackout Periods”, during which all Covered Persons may not trade in Hagerty securities. If Hagerty does impose a Special Blackout Period, the Company will provide notification of such period.

7)If you are a Pre-Clearance Person, you must pre-clear all trades to ensure compliance with federal law and that all proper disclosures are made. The procedures for Pre-Clearance Persons, including all members of the Board, officers of Hagerty as defined under Rule 16a-1(f) of the Exchange Act, and Hagerty employees specifically designated in Appendix A to this Policy, are set forth in Section 5 below.

8)Only approved Hagerty spokespersons may share Nonpublic Information about Hagerty with the public through certain approved communication methods. Otherwise, any Material Nonpublic Information that someone else chooses to share with press, analysts, clients, suppliers, or even online via social media, could create significant liability for both the person who shared the information and for Hagerty.

It is also the policy of the Company that the Company will not engage in transactions in Company securities while in possession of Material Nonpublic Information relating to the Company or Company securities.

4. Violations of Insider Trading Laws
Penalties for trading on or communicating Material Nonpublic Information can be severe, both for individuals involved in the unlawful conduct and for Hagerty, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is mandatory.
Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when they have Material Nonpublic Information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.
In addition, a person who tips others may also be liable for transactions by the tippees to whom they have disclosed Material Nonpublic Information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to Hagerty and/or management and supervisory personnel. These control persons may be held liable for large financial penalties. Even for violations that result in little to no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.
Hagerty-Imposed Penalties. Hagerty employees who violate this Policy may be subject to disciplinary action by the Company, up to and including termination of employment.
5. Additional Rules and Trading Restrictions for “Pre-Clearance Persons”

Individuals who are defined as “Pre-Clearance Persons” are subject to compliance with additional regulations. If you are not identified as a “Pre-Clearance Person” in the definition in Section 2, and you do not have possession of MNPI, then you are not subject to the additional restrictions in this section unless you have been informed you are by the Compliance Officer.

1)Pre-Clearance of Securities Transactions. Because Pre-Clearance Persons are likely to possess MNPI on a regular basis, a Pre-Clearance Person may not directly or indirectly purchase or sell (or make any transfer, gift, pledge, or loan) any Hagerty security at any time without first obtaining prior written approval from the Compliance Officer (“Approval”) by submitting a request in the form contained in Appendix B to this Policy (a “Pre-Clearance Request Form”) that has been completed and signed. This pre-clearance requirement also applies to transactions by anyone else who lives in a Pre-Clearance Persons’s household whether they are a family member or not, and anyone whose securities transactions are directed by a Pre-Clearance Person.

Procedures for Pre-Clearance Persons Who Are Not Section 16 Persons

a.Purchasing or Selling Hagerty Securities

Pre-Clearance Persons who are not Section 16 Persons (each, a “Non-Section 16 Person”) must submit a completed and signed Pre-Clearance Request Form to the Compliance Officer and get Approval in writing for any purchase or sale of Hagerty securities. To maintain compliance with SEC rules, Approval for purchases or sales of Hagerty securities will be granted during an Open Trading Window and when the Non-Section 16 Person confirms they are not in possession of MNPI. In the event the Compliance Officer approves a purchase or sale of Hagerty securities by a Non-Section 16 Person, such Approval generally will remain valid until the close of trading two Trading Days after the day it was granted, unless it is revoked earlier by the Compliance Officer or the Non-Section 16 Person comes into possession of MNPI. If the transaction does not occur during the two-Trading Day period, Approval must be requested again.

Procedures for Pre-Clearance Persons Who Are Section 16 Persons

b.Purchasing Hagerty Securities

Section 16 Persons must submit a completed and signed Pre-Clearance Request Form to the Compliance Officer and get Approval in writing for any purchase of Hagerty securities. To maintain compliance with SEC rules, Approval for purchases of Hagerty securities will be granted during an Open Trading Window and when the Section 16 Person confirms they are not in possession of MNPI. In the event the Compliance Officer approves a purchase of Hagerty securities by a Section 16 Person, such Approval generally will remain valid until the close of trading two Trading Days after the day it was granted, unless it is revoked earlier by the Compliance Officer or the Section 16 Person comes into possession of MNPI. If the transaction does not occur during the two-Trading Day period, Approval must be requested again.

c.Selling Hagerty Securities

Section 16 Persons are required by this Policy to enter into an Approved 10b5-1 Plan (defined below) in order to sell Hagerty securities at ANY time. See the following subsection for additional information.

General

d.Rule 10b5-1 Plans

All Pre-Clearance Persons may (and Section 16 Persons are required to in order to sell) enter into a pre-approved Rule 10b5-1 plan (“Approved 10b5-1 Plan”) in order to purchase or sell Hagerty securities. An Approved 10b5-1 Plan satisfies this Policy’s Approval requirement for all Pre-Clearance Persons.

Rule 10b5-1 under the Exchange Act provides an affirmative defense against an insider trading charge by the SEC or other authorities. Rule 10b5-1 authorizes trades made pursuant to a pre-existing written plan that satisfies the requirements of Rule 10b5-1. To be eligible for this defense and satisfy the Approval requirement of this Policy, Pre-Clearance Persons may enter into an Approved 10b5-1 Plan by contacting the Company’s Designated Broker (members of the Board may use their own brokers as specified in subsection 5) below). For the Designated Broker’s information, please contact the HR team at askhr@hagerty.com.

All Approved 10b5-1 Plans must comply with the following:

•be entered into during an Open Trading Window, unless timing is otherwise approved by the Compliance Officer, and when you are not in possession of MNPI;
•be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 and other legal requirements;
•explicitly specify the security or securities to be purchased or sold, the number of shares, the prices and/or dates of the transactions, or other formula describing these transactions; or give a third-party the discretionary authority to execute such purchases or sales, outside your control, so long as the third-party does not possess any MNPI;
•the first trade under any Approved 10b5-1 Plan cannot be executed until a “Cooling Off Period” has expired:
oFor Section 16 Persons, the Cooling Off Period is the later of: (a) ninety (90) days after the Approved 10b5-1 Plan has been executed; or (b) two Trading Days after the disclosure of Hagerty’s financial results for the fiscal quarter in which the Approved 10b5-1 Plan was executed.
oFor all other Pre-Clearance Persons, the Cooling Off Period is thirty (30) days after the Approved 10b5-1 Plan has been executed.
•any modification of the amount, price, or timing of a purchase or sale of a security in an Approved 10b5-1 Plan is considered a termination of such plan and the modification will not be in effect until the applicable Cooling Off Period has expired;
•trades under any Approved 10b5-1 Plan must comply with the “Opposite Way Trade Rule”, meaning you cannot purchase a security and then have or set up a 10b5-1 Plan to sell that same security within 6-months of purchasing it;
•for Section 16 Persons, the Approved 10b5-1 Plan must include a representation from the Section 16 Person certifying at the time of execution of the plan that (a) you are not aware of MNPI about Hagerty or its securities, and (b) you are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5;
•with respect to any purchase or sale under an Approved 10b5-1 Plan of a Section 16 Person, the broker completing the transactions on behalf of the Section 16 Person must submit duplicate confirmations of all transactions under the plan to the Compliance Officer; and
•Hagerty retains the right to require the inclusion of additional provisions in Approved 10b5-1 Plans either before or after the initial approval of any Approved 10b5-1 Plan.

Trades made under an Approved 10b5-1 Plan act as exceptions to the prohibition in this Policy against trading during a Blackout Period.

The Compliance Officer will record the date each request is received and the date and time each request is approved or disapproved. In the event the Compliance Officer approves a sale by a Pre-Clearance Person outside of an Approved 10b5-1 Plan, an approval will generally remain valid until the close of trading two Trading Days after the day it was granted, unless it is revoked earlier by the Compliance Officer or the Pre-Clearance Person comes into possession of MNPI. If the transaction does not occur during the two-Trading Day period, pre-clearance must be requested again.

2)Prohibited Transactions. Pre-Clearance Persons, including anyone else who lives in a Pre-Clearance Persons’s household, whether they are a family member or not, and anyone whose securities transactions are directed by a Pre-Clearance Person, are prohibited from engaging in the following transactions in the Company’s Securities (“Prohibited Transactions”):

1.Short-term trading/Opposite Way Trade Rule. Pre-Clearance Persons are prohibited from selling Hagerty securities within six months of a purchase, or purchasing Hagerty securities within six months of a sale (i.e. opposite way trades are prohibited within six months of each other);
2.Short sales. Pre-Clearance Persons may not sell Company securities short;
3.Options trading. Pre-Clearance Persons may not purchase or sell puts or calls or other derivative securities on the Company’s securities;
4.Trading on margin. Pre-Clearance Persons may not hold Company securities in a margin account;
5.Hedging. Pre-Clearance Persons may not enter into a hedging or monetization transaction or similar arrangement with respect to Company securities unless both the Compliance Officer and the Board provide written approval; and
6.Pledging. Pre-Clearance Persons may not pledge Company securities as collateral for a loan unless both the Compliance Officer and the Board provide written approval.

3)Pre-Transaction Notification & Form 144 Reports. Section 16 Persons are required to file a Form 144 before making an open market sale of Hagerty securities. Form 144 notifies the SEC of an individual’s intent to sell Hagerty securities. Although often prepared and filed by a broker, this form and its timely filing is each individual’s personal responsibility and is in addition to the Section 16 reports filed by Hagerty. If a Pre-Clearance Person is required to make a Form 144 filing, they must inform the Compliance Officer at least two business days before the Form 144 is required to be filed.

4)Post-Transaction Notification. Because Section 16(a) of the Exchange Act requires that certain transactions by Section 16 Persons be reported on Form 4s filed within two business days following the date of the transaction, Hagerty requires immediate notification of sufficient details of any transaction to allow time to prepare and file the required reports within the two-business-day deadline. Hagerty requires a day to prepare the Form 4 and a day to file the form with the SEC, so all Section 16 Persons must report the details of any transaction in Hagerty’s securities to the Compliance Officer or their designee at least by the close of business of the date the transaction occurred. This includes all purchases, sales, and transfers by gift or otherwise, trades pursuant to Approved 10b5-1 Plans, and option exercises, as well as those by your family members who reside with you, anyone else who lives in your household, and family members who do not live in your household but whose securities transactions are directed by you or are subject to your influence or control, as well as trusts or other entities for which you make investment decisions.

5)Use of Knowledgeable Broker. With the exception of members of the Board, all Pre-Clearance Persons are required to use the Hagerty “Designated Broker” to effect all transactions in Hagerty’s securities. The Designated Broker works with the Company’s equity plan administrator to facilitate the Company’s equity plans. Members of the Board are encouraged to select one stockbroker to effect all transactions in Hagerty’s securities and identify that stockbroker to the Compliance Officer, and that broker should become familiar with this Policy and the restrictions that apply to their transactions in Hagerty securities. Brokers have no legal responsibility for applicable pre-clearance obligations, Section 16 filings, or short-swing profit rule violations, so the best protection will always come from your own awareness of the requirements of this Policy.

6. Exceptions

This Policy does not apply in the case of the following transactions and programs, except as specifically noted below:

1)Restricted Stock/Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock unit awards, or the withholding of shares upon the vesting of a restricted stock or restricted stock unit award to satisfy tax withholding requirements. This Policy does apply to any sale or transfer of shares received upon such vesting event.

2)Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the withholding of shares upon the exercise of a stock option to satisfy tax withholding requirements. This Policy does apply to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of any option or to satisfy related tax withholding obligations.

3)Employee Stock Purchase Plan. This Policy does not apply to purchase of Company securities through the Company’s Employee Stock Purchase Plan (the “ESPP”) resulting from your periodic contribution of money to the ESPP. This Policy does apply to a Covered Person’s sales of Company securities pursuant to the ESPP.

4)Other Similar Transactions. Any other purchase of Company securities directly from the Company or sales of Company securities directly to the Company are not subject to this Policy. Transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.

5)Approved 10b5-1 Plans. This Policy does not apply to trades conducted pursuant to Approved 10b5-1 Plans that meet the requirements set forth above.

7. Inquiries

If you have any questions regarding any of the provisions of this Policy, please reach out to askemployeestock@hagerty.com and someone will assist you in getting your questions answered. If you receive any inquiries from the press or media, please reach out to press@hagerty.com.

8. Acknowledgement and Certification

All Covered Persons are required to provide an acknowledgement and certification that they have read, understand, and agree to comply with Hagerty’s Insider Trading Policy and that failure to abide by the requirements of the insider trading rules and the Policy could subject them to legal penalties and Company-imposed penalties, up to and including termination of employment.

Appendix A
The following persons (or persons holding the offices/positions) below are “Pre-Clearance Persons” for purposes of this Policy:
•Members of the Board of Directors
•Chief Executive Officer
•All Executive Officers and other Direct Reports to the CEO, including Executive Assistants of these individuals
•Chief Underwriting Officer
•VP or SVP of Insurance Operations
•VP or SVP of Transformation Management
•VP or SVP of Investor Relations
•VP or SVP of Strategy
•Chief Accounting Officer & Corporate Controller
•Members of the Company’s Disclosure Committee
•Legal and Compliance employees as specified by the Chief Legal Officer
•Finance and Accounting employees as specified by the Chief Financial Officer
•Additional employees specified by the Chief Legal Officer

Appendix B
Pre-Clearance Request Form
See attached

Hagerty Pre-Clearance Request Form
(All capitalized terms used in this Form have the meanings set forth in the Hagerty Insider Trading Policy (the “Policy”))
Name of Requestor: ____________________________
Title of Requestor: ____________________________

Description of Proposed Transaction:
The undersigned intends to execute a transaction in the securities of Hagerty, Inc. (the “Company”) and requests that the Company pre-clear the transaction as required by the Policy.
The general nature of the transaction is as follows:
(     )    Purchase up to ______________ shares of the Company’s Class A Common Stock
(     )    Sell up to ______________ shares of the Company’s Class A Common Stock
(     )    Other (please describe): ____________________________________________
_____________________________________________________________________
_____________________________________________________________________
Certification:
I have reviewed the Policy and I hereby certify that I am not in possession of any Material Nonpublic Information about the Company and will not enter into the proposed transaction if I come into possession of Material Nonpublic Information about the Company between the date hereof and the proposed transaction execution date. If my request is approved, I understand that I may only execute the proposed transaction described above during an Open Trading Window.
I have read and understand the Policy and certify that the above transaction will not violate the Policy. I understand that certain types of transactions are Prohibited Transactions and I agree not to participate in those types of transactions.
I agree to advise the Company promptly if any of the foregoing information becomes inaccurate or incomplete in any respect. If I do not effect the transaction described above within two (2) Trading Days after the date on which the Approval was granted, I agree to resubmit a new pre-clearance request before proceeding with the proposed transaction. I also agree to report any transactions that are completed to the Compliance Officer.

______________________________________
Signature

______________________________________
Print Name

______________________________________
Date

Approved by the Compliance Officer or their designee:

______________________________________
Signature

______________________________________
Print Name

______________________________________
Date